EXHIBIT 4.4

                              AMTECH SYSTEMS, INC.
                              1995 STOCK BONUS PLAN


      1. Purpose. The purpose of this 1995 Stock Bonus Plan ("Plan)" is to advance the interest of Amtech Systems, Inc. (the "Company") by inducing persons of outstanding ability to remain as employees of the Company by granting additional compensation for services which they have rendered or will hereafter render. This is accomplished by providing for the issuance of the Company's common stock, $.01 par value (the "Common Stock"), to qualified employees.

         2. Administration. The Plan shall be administered by the Compensation and Option Committee of the Company's Board of Directors (the "Committee"). Except as specifically provided, the interpretation and construction by the Committee of any provision of the Plan or of any Common Stock issued under the Plan shall be final, conclusive and binding upon all persons. The Committee may delegate non-discretionary administrative duties to such employees of the Company as it shall deem proper, but only the Committee can issue Common Stock bonuses under the Plan.

         3. Shares Subject to the Plan. The stock subject to issuance under the Plan shall be shares of the Company's Common Stock, whether authorized but unissued or held in the Company's treasury. The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall not exceed 320,000 shares, less the number of options outstanding or exercised under the Company's Amended and Restated 1995 Stock Option Plan.

         4. Eligibility. The class of persons which shall be eligible to receive stock bonuses under the Plan shall be salaried full-time employees of the Company or any subsidiary corporation of the Company who either (i) are officers of the Company or a subsidiary corporation of the Company, or (ii) perform duties of a supervisory nature for the Company or a subsidiary corporation of the Company.

         5. Grant of Stock Bonuses. Bonuses may be granted under the Plan at any time and from time to time before termination of the Plan. Each Common Stock bonus granted under the Plan shall be authorized by the Committee and shall be evidenced by a duly adopted resolution of either the Committee or the Company's Board of Directors.

         6. Conditions of Grant. The Company shall not be obligated to issue any shares of Common Stock upon the grant of a stock bonus unless the shares of Common Stock have been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and applicable State securities laws, or are exempt from registration under the Act and such laws, and the sale and issuance of such shares is in compliance with all applicable State or local securities laws. If shares are not registered under the Act or such laws, but are exempt from registration, the employee to whom such stock bonus has been granted shall represent to the Company that the shares are being acquired for investment and not with a view to the resale or distribution thereof or provide such other documentation as may be required by the Company unless in the opinion of counsel to the Company such representation or
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documentation  is not  necessary  to  comply  with the Act.  Stock  certificates evidencing shares of Common Stock issued upon the grant of a stock bonus hereunder shall bear a restrictive securities legend substantially as follows:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

         7.       Termination, Modification and Amendment.

                  (a) The Plan shall terminate on a date which is ten (10) years from the date of its adoption by the Board of Directors or sooner as provided in subparagraph (b) of this Section 7 (the "Termination Date"). No stock bonus shall be granted after the Termination Date.

                  (b) The Board of Directors  may at any time,  on or before the
Termination   Date,   terminate  the  Plan  or  from  time  to  time  make  such modifications or amendments to the Plan as it may deem advisable.

                  (c) No termination, modification or amendment of the Plan shall adversely affect any previously issued shares of Common Stock granted as a stock bonus under the Plan.

         8. Not a Contract of Employment. Nothing contained in the Plan shall be deemed to confer upon any individual to whom a stock bonus may be granted hereunder any right to remain the employ or service of the Company or any subsidiary corporation of the Company.

         9. Indemnification of Committee. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company to the extent permitted under applicable law against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act upon or in connection with the Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, except a judgment based on a finding of bad faith. Upon the institution of any such action, suit or proceeding, the Committee member or members shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such Committee member or members undertake to defend the same on their own behalf.
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         10. Definitions.  For purposes of the Plan, the term "subsidiary" shall have the same  meaning as  "subsidiary  corporation"  as such term is defined in
Section 424(f) of the Code.

         11. Governing Law. The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the laws of the State of Arizona.

         Adopted by the Board of Directors on February 10, 1995
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